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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. _______________)*


                               West Coast Bancorp
             -------------------------------------------------------
                                (Name of Issuer)

                            No Par Value Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   952145 10 0
             -------------------------------------------------------
                                 (CUSIP Number)

                                February 28, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)



                                  Page 1 of 4

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 ---------------------------------                  ----------------------------
      CUSIP No. 952145 10 0              13G                   Page 2 of 4 Pages
 ---------------------------------                  ----------------------------



 -------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas W. Healy
 -------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         N/A                                   (a)  [ ]
                                                               (b)  [ ]
 -------- ----------------------------------------------------------------------
 3        SEC USE ONLY

 -------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION        United States Citizen

 -------- ----------------------------------------------------------------------
                         5      SOLE VOTING POWER
       NUMBER OF                459,000 Shares held directly
                                237,360 Shares in Broker Accounts
         SHARES 16,826 Shares in Employee Stock Ownership Plan 78,091 Shares held by Puget Sound Capital
                                        Corporation,  of which Mr.
                                        Healy is 100% owner
                         ------ ------------------------------------------------
                         6      SHARED VOTING POWER
      BENEFICIALLY              0 Shares

        OWNED BY
                         ------ ------------------------------------------------
                         7      SOLE DISPOSITIVE POWER
          EACH                  459,000 Shares held directly
                                237,360 Shares in Broker Accounts
       REPORTING                 16,826 Shares in Employee Stock Ownership Plan
                                 78,091 Shares held by Puget Sound Capital
                                        Corporation,  of which Mr.
                                        Healy is 100% owner
                         ------ ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
         PERSON                 0 Shares

          WITH
 -------- ----------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          791,277 Shares
 -------- ----------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


 -------- ----------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.56%
 -------- ----------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                                       IN
 -------- ----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):     NAME OF ISSUER

               WEST COAST BANCORP

Item 1(b):     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               5335 MEADOWS ROAD, SUITE 201, LAKE OSWEGO, OR  98035

Item 2(a):     NAME OF PERSON FILING

               THOMAS W. HEALY

Item 2(b):     ADDRESS OF PRINCIPAL BUSINESS OFFICE

               7545 COOPER POINT ROAD NW, OLYMPIA, WA  98502

Item 2(c):     CITIZENSHIP

               UNITED STATES

Item 2(d):     TITLE OF CLASS OF SECURITIES

               COMMON STOCK

Item 2(e):     CUSIP NUMBER

               952145 10 0

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:        OWNERSHIP

               (a)    Amount Beneficially Owned:

                      791,272 SHARES

               (b)    Percent of Class

                      5.56%

               (c)    Number of Shares as to Which Such Person Has:

                      (i)   sole power to vote or direct the vote:

                            791,277 SHARES

                      (ii)  Shares power to vote or direct the vote:

                            0 SHARES

                      (iii) Sole power to dispose or to direct the disposition
                            of:

                             791,277 SHARES

                      (iv) Shared power to dispose or to direct the disposition of:

                            0 SHARES

Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               NOT APPLICABLE

Item 6:        OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON

               NOT APPLICABLE

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

               NOT APPLICABLE

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE

Item 9:        CERTIFICATION

               NOT APPLICABLE

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 28, 1999
------------------------------
Date


/s/ Thomas W. Healy
------------------------------
Signature


Thomas W. Healy
------------------------------
Name/Title